Exhibit 99.2

FOR IMMEDIATE RELEASE	Media Contact: Andrea Smith
April 3, 2006	702-367-5843
Analyst Contact: Britta Carlson
702-367-5624
Nevada Power Company Reaches Stipulation with Intervenors on Going
Forward Portion of Rates
~~~
Agreement Subject to Approval of Public Utilities Commission of Nevada
LAS VEGAS, April 3, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Nevada Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE: SRP), announced today that it reached a stipulation with intervening parties on the going forward rate portion of its annual deferred energy filing. The stipulation is subject to approval of the Public Utilities Commission of Nevada.
If approved, the agreement would result in an increase of approximately 7.1 percent for a typical residential customer using 1250 kilowatt hours. After these changes, this customer would see an average monthly increase of $9.10, to $136.98 effective May 1.
The stipulation does not affect the portion of the deferred energy filing made in January in which the company requested to recover costs it had already incurred over a one-year period for fuel and purchased power. The company requested that increase to become effective in August, amounting to about 9 percent. If approved, it would represent an additional increase for a typical residential customer from $136.98 per month to $149.59 per month.
Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The Company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 750,000 residential and business customers in a 4,500 square mile service area.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, whether the Public Utilities Commission of Nevada will approve the stipulation on the terms agreed to by the parties. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company are contained in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC. Nevada Power Company undertakes no obligation to release publicly the result of any revisions to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
SOURCE Nevada Power Company
Media,
Andrea Smith,
+1-702-367-5843,
or Analysts,
Britta Carlson,
+1-702-367-5624,
both of Nevada Power Company.